Exhibit 99.1

For Immediate Release
Contact:
Debi Ethridge	Jerry Daly or Carol McCune
Vice President, Finance & Investor Relations	Daly Gray Public Relations (Media)
dethridge@lodgian.com	jerry@dalygray.com
(404) 365-2719	(703) 435-6293
James A. MacLennan to Join Lodgian as Chief Financial Officer
     ATLANTA, Ga., March 1, 2006—Lodgian, Inc. (AMEX: LGN), one of the nation’s largest independent owners and operators of full-service hotels, today announced that James A. MacLennan will be named executive vice president and chief financial officer. Although MacLennan joined the company as vice president on March 1, 2006, the appointment to executive vice president and chief financial officer will take place upon the effectiveness of the resignation of Lodgian’s current CFO, Linda Borchert Philp, which was announced in October 2005 and is expected to take place on or about March 15, 2006, following the filing of the company’s annual report on form 10-K with the SEC.
     MacLennan, who has worked in many countries on four continents, joins Lodgian with more than 20 years of varied financial experience. Most recently, he served as chief financial officer and treasurer of Buford, Ga.-based Theragenics Corporation, a NYSE-listed medical device company. In addition to responsibility for the company’s corporate finance activities and investor relations function, he provided critical leadership in the company’s merger and acquisition activities and product diversification initiatives.
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     Previously, he was executive vice president and chief financial officer with Lanier Worldwide, Inc., a publicly held, $1.4 billion technical products company, where he was responsible for all corporate finance activities. He also played a major role in taking that company public, then later in finding a longer-term strategic alternative for Lanier.
     MacLennan spent much of his early career in financial positions of increasing scope and responsibility in the oil and gas industry, most notably with Exxon and later with Noble Drilling.
     “James has an impressive and extensive background in accounting and finance,” said Ed Rohling, Lodgian president and chief executive officer. “His experience as CFO in two other publicly held companies also prepares him to provide the essential financial leadership we will need as we transition from a period of consolidation to a new stage of dynamic growth.”
     MacLennan received both graduate and post-graduate degrees from University of the Witwatersrand in South Africa. He is a chartered accountant and a member of the Financial Executive Institute.
     Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently owns and/or manages a portfolio of 75 hotels with 13,468 rooms located in 28 states and Canada. Of the company’s 75-hotel portfolio, 46 are InterContinental Hotels Group brands (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express), 16 are Marriott brands (Courtyard by Marriott, Fairfield Inn, SpringHill Suites and Residence Inn), and 11 are affiliated with four other nationally recognized hospitality franchises such as Hilton and Carlson (Radisson and Park Inn). Two hotels are independent,
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unbranded properties. For more information about Lodgian, visit the company’s Web site: www.lodgian.com.
     This press release includes forward-looking statements related to Lodgian’s operations that are based on management’s current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially.
     The words “guidance,” “may,” “should,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “plan,” and similar expressions are intended to identify forward-looking statements. Certain factors are not within the company’s control and readers are cautioned not to put undue reliance on forward-looking statements. These statements involve risks and uncertainties including, but not limited to, the company’s ability to generate sufficient working capital from operations and other risks detailed from time to time in the company’s SEC reports. The company undertakes no obligations to update events to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.